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                                                                    EXHIBIT 99.1

OCTOBER 18, 2001


                                  PRESS RELEASE


Lewisville, Texas- October 18, 2001- Ultrak, Inc. (NASDAQ: ULTK) today announces the completion of a private placement of 2,337,700 unregistered shares of Ultrak Common Stock to a group headed by Niklaus F. Zenger for gross cash proceeds of US$4,441,630. This investment gives Mr. Zenger's group an approximately 17% interest in Ultrak's outstanding common stock (and an approximately 13.5% voting stake in Ultrak).

Mr. Broady stated "This investment of additional equity into Ultrak strengthens its balance sheet just when business prospects have turned up. We are working hard to take advantage of this opportunity and hope to be able to raise additional capital at higher prices in the future. The reception of our new lines of digital products and systems is indeed encouraging."

Ultrak is a publicly-held corporation that designs, manufactures, markets and services innovative electronic products and systems for the security and surveillance, industrial and medical video and professional audio markets. The Company sells its products to distributors, dealers, system integrators, retailers and mass-merchants (for resale). Headquartered in Lewisville (Dallas), Texas, Ultrak has multiple facilities throughout the United States, Europe, Asia and South Africa. Enterprise Security Solutions (ESS) from Ultrak set new standards in quality, performance and value for large organizations interested in protecting their assets and improving operating efficiency. Access control, CCTV, alarm management, and public address functions are integrated and optimized. Existing telecommunications and IT infrastructures are leveraged to best advantage, security operations simplified and system life-cycle costs reduced. In progressive organizations, ESS functions like remote video surveillance are utilized to achieve improvements in operating efficiency and support the bottom-line mission of the enterprise.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the timely development and acceptance of new products, the impact of competitive products and pricing, and the others risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.